We agree to the inclusion in this Form 10KSB of our report, dated August 11, 2005, on our audit of the consolidated financial statements of Eagle Bancorp and subsidiary for the years ended June 30, 2005. We also consent to the reference of our firm under the caption “Independent Auditors.”

Helena, Montana
August 24, 2006

ANDERSON ZURMUEHLEN & CO., P.C.	•	CERTIFIED PUBLIC ACCOUNTANTS & BUSINESS CONSULTANTS
MEMBER: American Institute of Certified Public Accountants
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